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                                                                      Exhibit n.

            Consent of Independent Registered Public Accounting Firm


We consent to the use in this Post-Effective Amendment No. 3/Amendment No. 36 to the Registration Statement No. 333-113533/811-09215 on Form N-6 of our report dated March 19, 2007, relating to the financial statements of MetLife of CT Fund UL III for Variable Life Insurance (formerly, Travelers Separate Fund UL III for Variable Life Insurance) appearing in the Prospectus, and the use of our report dated March 30, 2007 on the consolidated financial statements and financial statement schedules of MetLife Insurance Company of Connecticut ("MetLife Connecticut") (formerly known as "The Travelers Insurance Company") and its subsidiaries (collectively the "Company") (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a Transfer Agreement entered into on October 11, 2006 between MetLife Connecticut and MetLife Investors Group, Inc. ("MLIG"), both subsidiaries of MetLife, Inc. ("MetLife"), pursuant to which MetLife Connecticut acquired all of the stock of MetLife Investors USA Insurance Company ("MLI-USA") from MLIG. As the transaction was between entities under common control, the transaction was recorded and accounted for in a manner similar to a pooling-of-interests from July 1, 2005 (the "Acquisition Date"); further, as MLI-USA has been controlled by MetLife for longer than MetLife Connecticut, all amounts reported for periods prior to the Acquisition Date are those of MLI-USA) appearing in the Statement of Additional Information, which is part of such Registration Statement. We also consent to the reference to us under the heading "Independent Registered Public Accounting Firm" appearing in the Prospectus and Statement of Additional Information, which are a part of such Registration Statement.


/s/ Deloitte & Touche LLP
Certified Public Accountants

Tampa, Florida
April 3, 2007